Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amtech Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-09917, 333-10117 and 333-47098) on Form S-3 and (Nos. 333-09911, 333-09909, 333-46086, 333-76812 and 333-103101 ) on Form S-8 of Amtech Systems, Inc. of our report dated January 10, 2005, with respect to the consolidated balance sheet of Amtech Systems, Inc. as of September 30, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended September 30, 2004, which report appears in the September 30, 2005 annual report on Form 10-K of Amtech Systems, Inc.

/s/ KPMG LLP

Phoenix, Arizona

December 28, 2005